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                                                                 EXHIBIT 10.6

                                [letterhead of HSBC]



Ref:    COMMERCIAL BANKING CENTRE ESD - TEAM C
CONFIDENTIAL

Zindart Ltd
Fiat D, 25/F, Block 1
Tai Ping Industrial Centre
Lot No 1637 Ting Kok Road
Tai Po
New Territories                                                    25 April 2000

Attn: Miss Feather Fok

Dear Madam

BANKING FACILITIES
A/C NO. 004--121141--001

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits. These facilities are subject to review at any time and, in any event by 17 April 2001, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Import/Export Facilities                                   Limit
------------------------                                   -----
Documentary credits with import                       HKD20,000,000.-
finance up to 90 days (less any                         NOTES 1 & 2
usance / credit periods granted by
your suppliers) and / or D/P bills
purchased on approved drawees



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
within which                                             (HKD20,000,000.-)
                                                         NOTES 1 & 2

Goods under your control and/or
Trust Receipts and/or D/A bills
purchased up to 90 days on
approved drawees


Interest on the import loans will continue to be charged as follows:

- Interest on the HKD import loan will continue to be charged on a daily basis at 0.5% over our best lending rate, (currently 9% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

- Interest on foreign currency import loans will continue to be charged on a daily basis at the prevailing interest rates, published by us as Trade Finance Rates, subject to fluctuation at our discretion and payable monthly in arrears to the debit of your current account.

NOTES

1. Within Import/Export (Trust Receipts/DA) line, HKD10,000,000.-(HKD10,000,000.-) is switchable to Overdraft facility. Interest on the overdraft facility will continue to be charged on daily balances at 1.5% over our best lending rate, (currently 9% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

     Please note that the approval of any overdraft in excess of the above stated credit limit is subject to the sole discretion of the Bank. In the event of an overlimit, the excess amount will be charged at our prevailing interest rate calculated on a daily basis.

2. A sub-limit of HKD5,000,000.- for Clean Import Loan against valid sales invoices and shipping/title documents from regular unrelated suppliers:-

We are also pleased to confirm the following preferential commission structure will continue to be available on your import transactions


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
                                               DC Opening          Commission
                                               Commission      In Lieu of Exchange
                                               ----------      -------------------
First USD50,000.                                  1/4%                 1/4%
USD50,001.--to USD500,000.--                      1/8%                 1/8%
Balance In Excess                                1/16%                1/16%

                                                                     Limit
Company Card                                                      HKD150,000.-

Corporate Card                                                    HKD280,000.-

To issue credit cards to your executives applied by your company

Guarantees                                                            Limit
Issued in favour of:-
CLP Power Hong Kong Ltd                                            HKD36,700.-
CLP Power Hong Kong Ltd                                            HKD4,700.-

Commission on the guarantee will continue to be charged at 1.5% per annum or minimum HKD75O.- in advance to the debit of your current account.

Accrual of Interest and Other Sums

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amount so accrued may be demanded at any time.

As security, we continue to hold:-

1)   Counter Indemnity dated 3 December 1986 for L/G No.86/4.

2)   Counter Indemnity dated 16 October 1987 for L/G No.85/124.


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In addition to the above-mentioned security, your company will be required for so long as these facilities are available to your company to comply with the following undertakings. Your company's compliance or otherwise with the following undertakings will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole of any part of the facilities at any time notwithstanding the fact that the following undertakings are included in this letter and whether or not your company is in breach of any such undertakings:-

a) to submit quarterly management accounts within 3 months after corresponding closing date.

b) to inform us any major change of shareholding structure of the company in future.

On acceptance of this offer letter, we will proceed to release the following security:-

i) A Letter of undertaking dated 26 May 1997 together with a certified copy of Board Resolution dated 16 May 1997 from Zindart Ltd undertake to submit quarterly management accounts within 3 months after corresponding closing date.

ii) A Letter of Undertaking dated 26 May 1997 together with a certified copy at Board Resolution dated 16 May 1997 from Zindart Ltd undertake to inform us any major change of shareholding structure of the company in future.

Please note that review fee of HKDl0,000.- will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

Please arrange tar the authorised signatories of your company, in accordance with the terms of the mandate given to the bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

These facilities will remain open for acceptance until the close of business on 16 May 2000 and if not accepted by that date will be deemed to have lapsed.


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We look forward to be of continued assistance.

Yours faithfully


/s/ SIMON W. H. WU
--------------------------------
Simon W H Wu
Senior Relationship Manager
/aw

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